                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                     FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

     Name: Oppenheimer Global Value Fund

     Address of Principal Business Office (No. & Street, City, State, Zip Code):

         6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

         Robert G. Zack, Esq.
         Executive Vice President & General Counsel
         OppenheimerFunds, Inc.
         Two World Financial Center
         225 Liberty Street, 11th Floor
         New York, New York  10281-1008

Check Appropriate Box:

Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the
Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:
Yes       X          No ______

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     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf  in the City of New  York and  State of New York on the 12th day of July,
2007.

                                            Oppenheimer Global Value Fund

                                            By:   /s/ Taylor V. Edwards
                                                  ----------------------
                                                  Taylor V. Edwards, President

Attest:

By:  /s/ Lisa Bloomberg
     ------------------
     Lisa Bloomberg, Assistant Secretary